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                                                                    EXHIBIT 10.3

                          OPTIKA IMAGING SYSTEMS, INC.
                          ----------------------------

                  1996 MANAGEMENT INCENTIVE COMPENSATION PLAN
              (ADOPTED BY THE BOARD OF DIRECTORS ON MAY 21, 1996)

     I.  PURPOSE OF THE PLAN

         This Management Incentive Compensation Plan (the "Plan") is intended to promote the interests of Optika Imaging Systems, Inc., a Delaware corporation (the "Company"), by providing a select group of senior executive employees of the Company who are primarily responsible for the management, growth and success of the business with the opportunity to participate in a special cash bonus program designed to provide them with an incentive to remain in the Company's employ and encourage them to contribute to the Company's financial success in the 1996 fiscal year.

    II.  ADMINISTRATION OF THE PLAN

         The Plan shall be administered by a special committee (the "Plan Administrator") to be comprised of the President of the Company and the members of the Company's Compensation Committee. The Plan Administrator shall have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Plan and to make such determinations under, and issue such interpretations of, the Plan as it may deem necessary or advisable. Any ambiguities in the Plan shall be resolved solely by the Plan Administrator. Decisions of the Plan Administrator shall be final and binding on all parties who have an interest in the Plan.

   III.  PLAN PARTICIPANTS


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         The senior executive employees of the Company shall be eligible to participate in the Plan. The Plan Administrator shall select the individuals who shall participate in the Plan (each a "Participant").

    IV.  BONUS POOL

         Assuming the Company's actual operating profit for the 1996 fiscal year is equal to 100% of its planned operating profit for such fiscal year (after deduction of the amount to be reserved pursuant to the Plan), the bonus pool for the Plan (the "Plan Pool") shall be $254,000. However, the Plan Pool shall be increased or decreased based on the Company's actual operating results as compared to the planned operating profit in accordance with the formula set forth below:

               % OF PLANNED OPERATING       ACTUAL POOL AS % OF
                   PROFIT ACHIEVED                $254,000
                       200%+                        300%
                       175%                         250%
                       150%                         200%
                       130%                         150%
                       115%                         120%
                       100%                         100%
                       95%                          95%
                       90%                          90%
                       85%                          80%
                       80%                          70%
                       75%                          60%
                       70%                           0%

         No Plan Pool shall be established, and no bonuses shall become payable under the Plan, in the event the Company's actual operating profit for the 1996 fiscal year is not at least seventy-five percent (75%) of the Company's planned operating profit for such fiscal year. The amount of the Plan Pool shall be established within thirty (30) days after the end of the 1996 fiscal year.

    V.   INDIVIDUAL PARTICIPANT BONUSES

         The Plan Administrator shall establish the target dollar bonus for each Participant which shall be a percentage of each Participant's base salary.

         Upon establishment of the Plan Pool, fifty percent (50%) of the Plan Pool shall be reserved for distribution to those Participants who are serving as employees of the Company at the end of the 1996 fiscal year in proportion to their respective target bonuses.

         The remaining fifty percent (50%) of the Plan Pool shall be reserved for distribution to those Participants who were employees of the Company at the end of the 1996 fiscal year as determined in the sole discretion of the Plan Administrator following a review of each such Participant's performance. The Plan Administrator shall have the discretion to distribute all or part of such remaining fifty percent (50%) of the Plan Pool.

   VI.   PAYMENT OF BONUSES

         Payment of fifty percent (50%) of each Participant's total bonus (as determined in paragraph V above) shall be made within thirty (30) days after the end of the 1996 fiscal year. Payment of the remaining fifty percent (50%) shall be made upon completion of the audit of the Company's financial statements for the 1996 fiscal year.

   VII.  NON-TRANSFERABILITY/UNFUNDED AND UNSECURED OBLIGATION

         The right to receive a bonus under the Plan may not be transferred, assigned, pledged or encumbered. The Company's obligation to pay the amounts which become due and payable under the Plan shall at all times be an unfunded and unsecured obligation of the Company, and Participants shall only have the status of general creditors with respect to any amounts which actually become due and payable to them under the Plan and shall look solely and exclusively to the general assets of the Company for payment.

   VIII. WITHHOLDING

         All bonus amounts which become payable under the Plan shall be subject to the Company's collection of all applicable Federal, state and local income and employment taxes required to be withheld therefrom.

   IX.   NO EMPLOYMENT RIGHTS

         Nothing in the Plan shall confer upon a Participant any right to continue in Employee status for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or of the Participant, which rights are hereby expressly reserved by each, to terminate the Participant's employment at any time for any reason, with or without cause.

   X.    GOVERNING LAW

         The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of Colorado without resort to that State's conflict-of-laws rules.

   XI.   SUCCESSORS AND ASSIGNS

         The liabilities and obligations of the Company hereunder shall be binding upon any successor corporation or entity which succeeds to all or substantially all of the assets and business of the Company by merger or other transaction, whether or not such transaction qualifies as an Acquisition.

   XII.  ARBITRATION

         Should a Participant dispute the Plan Administrator's decision with respect to such Participant's claimed benefit entitlement under the Plan (whether as to eligibility or amount), such dispute shall be settled by arbitration proceedings conducted in the State of Colorado in accordance with the applicable rules of the American Arbitration Association. If the parties cannot agree upon the individual to serve as arbitrator, then they shall request the American Arbitration Association to submit a list of five (5) potential arbitrators, and in the absence of any agreement as to which of the named individuals shall serve as arbitrator, each party shall have the right to remove two (2) of the named individuals from the list, and the last remaining individual on the list shall accordingly serve as the arbitrator. Such arbitrator shall have full power and authority to settle the dispute through interpretation and application of the express provisions of the Plan, but shall have no authority to amend, revise or supplement such provisions. The costs of such arbitration shall be shared equally by the Company and the Participant, and the decision of the arbitrator shall be final and binding on them.

                                      2.
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                                  SCHEDULE A

                               PLAN PARTICIPANTS